SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE TO
                               (RULE 14d-100)
         TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. )


                 BOISE CASCADE OFFICE PRODUCTS CORPORATION
                         (Name of Subject Company)


                         BOISE CASCADE CORPORATION
                       BOISE ACQUISITION CORPORATION
                     (Name of filing persons, Offerors)


                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
                       (Title of Class of Securities)


                                097403 10 9
                   (CUSIP Number of Class of Securities)


                              JOHN W. HOLLERAN
                           SENIOR VICE PRESIDENT
                         BOISE CASCADE CORPORATION
                                P.O. BOX 50
                            BOISE, ID 83728-0001
                               (208) 384-6161
        (Name, Address and Telephone Number of Person Authorized to
          Receive Notices and Communications on Behalf of Bidders)

                                  COPY TO:
                             MARGARET A. BROWN
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             ONE BEACON STREET
                              BOSTON, MA 02108
                         TELEPHONE: (617) 573-4800
                         FACSIMILE: (617) 573-4822


                         CALCULATION OF FILING FEE

 =============================================================================
       Transaction Valuation                        Amount of Filing Fee
 -----------------------------------------------------------------------------
            $                                           $
 =============================================================================

 ( ) Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 Amount previously paid:    $                     Filing party:
 Form or registration no.:  Schedule TO           Date filed:

 (X) Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

 Check the appropriate boxes below to designate any transactions to which the statement relates:
      ( )  third-party tender offer subject to Rule 14d-1.
      ( )  issuer tender offer subject to Rule 13e-4.
      ( )  going-private transaction subject to Rule 13e-3.
      ( )  amendment to Schedule 13D under Rule 13d-2.


 Check the following box if the filing is a final amendment reporting the results of a tender offer: ( )


 Item 12.  Exhibits

      Exhibit 1:  press release dated March 13, 2000


                                 SIGNATURES

      After due inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.


                               BOISE CASCADE CORPORATION

                               By:  /s/  JOHN W. HOLLERAN
                                   ------------------------------
                               Name:   John W. Holleran
                               Title:  Senior Vice President


                               BOISE ACQUISITION CORPORATION

                               By:  /s/ JOHN W. HOLLERAN
                                   ------------------------------
                               Name:   John W. Holleran
                               Title:  Senior Vice President